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                                                                    EXHIBIT 12.1

                                   SANMINA-SCI
         Statement of Computation of Ratio of Earnings to Fixed Charges

                                                               Quarter Ended           Fiscal Year
                                                                December 28,    --------------------------
                                                                    2002            2002           2001
                                                               -------------    ------------     ---------
                                                                       (In thousands, except ratios)
Fixed Charges:
     Interest costs and amortization of debt discount
         and debt issuance costs                               $      21,477    $     97,833     $  55,218
     Interest included in rental expense                               2,369           9,756        12,646
                                                               -------------------------------------------
         Total fixed charges                                   $      23,846    $    107,589     $  67,864
                                                               ===========================================
Earnings:
     Income (loss) before provision for income taxes (1)       $     (11,207)   $ (2,814,892)    $  82,792
     Loss from investment in 50% or less owned companies               1,643           4,512             -
     Fixed charges                                                    23,846         107,589        67,864
                                                               -------------------------------------------
         Total earnings for computation of ratio               $      14,282    $ (2,702,791)    $ 150,656
                                                               ===========================================
Ratio of earnings to fixed charges (2)                                  0.6X               -          2.2X

                                                                          Fiscal Year
                                                                ----------------------------------
                                                                   2000        1999         1998
                                                                ---------   ---------    ---------
                                                                  (In thousands, except ratios)
Fixed Charges:
     Interest costs and amortization of debt discount
         and debt issuance costs                                $  46,796   $  43,064    $  33,370
     Interest included in rental expense                           14,471      10,909        8,967
                                                                ----------------------------------
         Total fixed charges                                    $  61,267   $  53,973    $  42,337
                                                                ==================================
Earnings:
     Income (loss) before provision for income taxes (1)        $ 349,971   $ 169,367    $  96,148
     Loss from investment in 50% or less owned companies                -           -            -
     Fixed charges                                                 61,267      53,973       42,337
                                                                ----------------------------------
         Total earnings for computation of ratio                $ 411,238   $ 223,340    $ 138,485
                                                                ==================================
Ratio of earnings to fixed charges (2)                               6.7X        4.1X         3.3X

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   (1)   Fiscal 2002 loss before provision for income taxes included goodwill impairment losses of approximately $2.7 billion.

   (2) Earnings for the quarter ended December 28, 2002 and fiscal year 2002 were not sufficient to cover fixed charges. The coverage deficiency was approximately $9.6 million for the quarter ended December 28, 2002 and approximately $2.8 billion for fiscal 2002.